Exhibit 5.1

Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

January 17, 2025

Board of Directors

Phio Pharmaceuticals Corp.

11 Apex Drive, Suite 300A, PMB 2006

Marlborough, MA 01752

Ladies and Gentlemen:

We are acting as counsel to Phio Pharmaceuticals Corp., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (File No. 333-279557) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 610,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company to be sold by the Company pursuant to the Securities Purchase Agreement, dated as of January 16, 2025 (the “Agreement”), by and among the Company and the purchasers named therein, as described in the prospectus, dated July 1, 2024 (the “Registration Statement Prospectus”), which forms a part of the Registration Statement, as supplemented by the prospectus supplement, dated January 16, 2025 (the “Prospectus Supplement”, together with the Registration Statement Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

Following (i) issuance of the Shares pursuant to the terms of the Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Pricing Committee of the Board of Directors of the Company, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

HOGAN LOVELLS US LLP